Exhibit 99.1

For Release at 7:00am (ET)

Mykrolis Corporation Reports Fourth Quarter 2004 Financial Results

Revenues of $74 million Rise 4 Percent Sequentially

BILLERICA, Mass., January 27, 2004 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and subsystems to the semiconductor industry, announced today fourth quarter revenues of $74.0 million, 4 percent higher than $71.4 million in the third quarter of 2004, and 27 percent higher than the comparable quarter a year ago.

Net income per diluted share for the fourth quarter was $0.17, which was even with $0.17 in the third quarter of 2004. The Company reported a net income per diluted share of $0.09 in the fourth quarter a year ago.

For fiscal 2004, revenues of $289.2 million increased 56 percent from $185.9 million for the same period a year ago. Net income per diluted share for fiscal 2004 was $0.68, compared to a net loss per diluted share of $0.20 for the same period a year ago.

In the fourth quarter, sales of consumable filtration and purification products were $51.6 million, or 70 percent of total sales, and sales of equipment were $22.4 million, or 30 percent of total sales.

Gideon Argov, Chief Executive Officer, commented on the results: “The fourth quarter was a successful cap to a very successful year. Aided by favorable foreign exchange rates, sales for the quarter grew sequentially and exceeded our expectations. Demand for consumable filtration products and photochemical dispense equipment remained firm across our semiconductor device manufacturers and OEM customers in Japan and Asia. Strong growth in Europe contrasted weaker sales in North America, which reflected slower demand from US-based semiconductor OEM tool manufacturers for our equipment products.

“Our balance sheet remains solid, as we reduced our inventories from the third quarter and we increased our cash balances to $130 million,” Argov said.

Management Outlook

For the first quarter of 2005, the Company anticipates revenue will be in the range of $65 to $71 million and net income per diluted share will be in the range of $0.04 to $0.12.

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the fourth quarter today, Thursday, January 27, 2005 at 10:00 a.m. ET (7:00 a.m. PT). The conference call dial-in number is 800-818-5264; outside the U.S., the number is 913-981-4910. The conference call will also be webcast on the Mykrolis web site at www.mykrolis.com. A replay of the call will be available upon demand through February 17, 2005 by calling 719-457-0820 with passcode of 375614.

Revenue by Geographic Region (in millions of US dollars):

	Q4 2004	Q4 2003	% Growth
North America	$16.4	$15.2	8%
Japan	27.6	22.2	24%
Asia	22.0	15.8	39%
Europe	8.0	5.0	60%

Total	$74.0	$58.2	27%

	Q4 2004	Q3 2004	% Growth
North America	$16.4	$18.8	-13%
Japan	27.6	26.5	4%
Asia	22.0	19.6	12%
Europe	8.0	6.5	23%

Total	$74.0	$71.4	4%

	FY 2004	FY 2003	% Growth
North America	$76.4	$49.3	55%
Japan	107.8	67.5	60%
Asia	77.5	50.4	54%
Europe	27.5	18.7	47%

Total	$289.2	$185.9	56%

About Mykrolis

Mykrolis develops and manufactures fluid management and micro-contamination control components and integrated systems for the semiconductor industry. The Company’s product line comprises consumables and equipment that measure, control and purify liquids, gases and chemicals critical to the manufacturing process. In addition to the semiconductor industry, the Company serves related markets including manufacturers of flat panel displays, fiber optics, solar cells, optical disks and data storage devices. Mykrolis is based in Billerica, Massachusetts. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’s future operating results include, without limitation, the risk that a sustained industry recovery may be weaker and/or shorter than past recoveries, our inability to meet increasing demands for our products from our key customers; increased competition in our industry resulting in downward pressure on prices and reduced margins, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to the Securities Markets and Ownership of Our Securities,” and “Risks Related to our Separation from Millipore” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as well as those risks identified in our other reports and filings with the Securities and Exchange Commission.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
	(unaudited)		(unaudited)
Net sales	$73,977	$58,183	$289,230	$185,898
Cost of sales	39,846	32,838	151,321	105,269

Gross profit	34,131	25,345	137,909	80,629
% of sales	46.1%	43.6%	47.7%	43.3%
Research & development expenses	6,332	5,591	25,739	19,110
Selling, general & admin. expenses	19,802	16,544	75,737	64,795
Restructuring and other charges	(125)	(178)	(213)	2,111

Operating income (loss)	8,122	3,388	36,646	(5,387)
% of sales	11.0%	5.8%	12.7%	(2.9%)
Other income, net	1,098	610	2,289	2,260

Income (loss) before income taxes	9,220	3,998	38,935	(3,127)
Income tax expense	2,024	342	9,734	4,977

Net income (loss)	$7,196	$3,656	$29,201	$(8,104)
% of sales	9.7%	6.3%	10.1%	(4.4%)

Basic income (loss) per share	$0.17	$0.09	$0.70	$(0.20)
Basic weighted average shares outstanding	41,865	40,336	41,491	39,939
Diluted income (loss) per share	$0.17	$0.09	$0.68	$(0.20)
Diluted weighted average shares outstanding	43,076	42,757	43,240	39,939

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	Dec. 31, 2004	Dec. 31, 2003
Assets
Cash and cash equivalents	$108,185	$70,503
Marketable securities	22,228	—
Accounts receivable, net	62,456	46,698
Inventories	41,835	38,771
Other current assets	4,351	6,390

Total current assets	239,055	162,362
Marketable securities	—	14,266
Property, plant and equipment, net	65,564	71,033
Goodwill and intangible assets, net	33,015	24,939
Other assets	12,882	11,155

Total assets	$350,516	$283,755

Liabilities and shareholders’ equity
Accounts payable	$14,887	$12,613
Accrued expenses and other current liabilities	52,933	36,086

Total current liabilities	67,820	48,699
Other liabilities	11,664	12,028
Shareholders’ equity	271,032	223,028

Total liabilities and shareholders’ equity	$350,516	$283,755

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com